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                            Coopers & Lybrand L.L.P.
                         Morris County Financial Center
                                 One Sylvan Way
                        Parsipany, New Jersey 07054-3894
                           telephone: (973) 829-9000
                           facsimile: (973) 829-9313




                                                     December 23, 1997




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

We have read the statements made by Medical Resources, Inc. (the "Company") (File No. 0-20440) under Item 4 of Form 8-K as part of the Company's Form 8-K report for the month of December 1997. We agree with the statements concerning our Firm in that report.

At the date of the ceasing of our audit relationship with the Company, there remained unresolved a number of significant issues affecting the Company's September 30, 1997 interim financial statements, including the following: (a) uncompleted independent investigation of the Company's related party transaction fees and warrants to 712 Advisory Services; (b) compliance with the affiliated transaction provisions of the Company's Senior Note facilities; (c) analysis of all financial accounts; (d) completion of the allocation of the cost of acquired businesses and the accounting for certain financing transactions; and (e) the ability of new management to provide the level of representations required by generally accepted auditing standards.

As of the date of this letter, and with respect to matters (a), (b) and (e), management has informed us that: (a) the Company has announced its plan to address the investigation of its related party transactions with 712 Advisory Services; (b) the Company intends to amend its third quarter Form 10-Q to disclose the provisions and default implications under the Company's Senior Note agreements with respect to the investigation of its related party transactions with 712 Advisory Services; and (e) new management has taken the steps that they deem necessary to obtain the knowledge and to take responsibility for the

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representations required by generally accepted auditing standards. With respect to matters (c) and (d), the Company has (c) substantially completed its analysis of all financial accounts as of September 30, 1997; and (d) finalized the accounting for the respective financing transactions.

At the date of the ceasing of our audit relationship, the Company's investigation of transactions with its affiliate, 712 Advisory Services, had not been able to proceed with the dispatch contemplated by the Private Securities Litigation Reform Act of 1995. Consequently, we advised the Company, under that Act, that if the publicized allegations concerning lack of consideration for fees to its affiliate, 712 Advisory Services, were to prove true, it would be likely that an illegal act had occurred. The next day, one of the Company's directors, who is also a principal of 712 Advisory Services, and the Company's counsel, provided us with new information concerning the services rendered to the Company by 712 Advisory Services. On the basis of that new information, and without addressing the quality of the services or the appropriateness of the fees, we were able to determine that we had no basis to conclude that it is likely that an illegal act had occurred based upon the circumstances underlying those publicized allegations.

                                                   Very truly yours,



                                                   /s/ Coopers & Lybrand L.L.P.